EXHIBIT 77I

On September 22, 1999, the fund's Board of Directors reclassified 7, 440 shares of capital stock as Auction Preferred Stock ("APS"). The fund issued 2,480 shares of Series A, 2,480 shares of Series B and 2,480 shares of Series C APS, with a liquidation preference of $25,000 per share (plus an amount equal to accumulated but unpaid dividends upon liquidation).

The initial dividend rate on the APS was 3.47% per annum for each series, payable on October 19, 1999 for Series A, October 21, 1999 for Series B and October 25, 1999 for Series C. Subsequent dividend rates will be determined at auction generally every 28 days. Banker's Trust Company, as Auction Agent, receives a fee from the fund for its services in connection with such auctions. The fund also compensates broker-dealers generally at an annual rate of .25% of the purchase price of the shares of APS placed by the broker-dealer at auction.

The fund is subject to certain restrictions relating to the APS. Failure to comply with these restrictions could preclude the fund from declaring any distributions to common shareholders or repurchasing common shares and/or could trigger the mandatory redemption of APS at liquidation value.

The holders of the APS, voting as a separate class, have the right to elect at least two directors. The holders of the APS will vote as a separate class on certain other matters, as required by law. The fund has designated Robin
A. Pringle and John E. Zuccotti to represent holders of APS on the fund's Board of Directors.

For additional information on the fund's APS, please refer to the fund's definitive Prospectus filed via EDGAR on form N-2 on September 23, 1999.

Articles Supplementary and Amended By-Laws filed in connection with the fund's APS are part of Exhibit 77Q.


                                                                  EXHIBIT 77Q

                 DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

               Articles Supplementary Creating Three Series of
                           Auction Preferred Stock


     Dreyfus Strategic Municipal Bond Fund, Inc., a Maryland corporation having its principal Maryland office in the City of Baltimore in the State of Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the board of directors of the Corporation by Article FIFTH of its Articles of Incorporation, the Board of Directors has classified from the Corporation's capital stock and authorized the issuance of three series of 2,480 shares each of authorized preferred stock, par value $.001 per share, liquidation preference $25,000 per share, designated respectively: Auction Preferred Stock, Series A, Auction Preferred Stock, Series B and Auction Preferred Stock, Series C.

     SECOND: Pursuant to Section 2-411 of the Maryland General Corporation Law and authority granted by Article II of the Corporation's By-laws, the Board of Directors of the Corporation has appointed a pricing committee (the "Pricing Committee") and has authorized such Pricing Committee to fix, consistent with, and subject to, the authorization referred to in Article FIRST of these Articles Supplementary, the terms of the shares of Auction Preferred Stock, Series A, Auction Preferred Stock, Series B and Auction Preferred Stock, Series C.

     THIRD: The preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of such series of preferred stock are as follows:


                                 DESIGNATION

     Series A: A series of 2,480 shares of preferred stock, par value $.001 per share, liquidation preference $25,000 per share, hereby is designated "Auction Preferred Stock Series A." Each share of Auction Preferred Stock, Series A shall be issued on the Date of Original Issue (as herein defined); and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Corporation's Articles of Incorporation applicable to preferred stock of the Corporation, as are set forth in these Articles Supplementary. The Auction Preferred Stock, Series A shall constitute a separate series of preferred stock of the Corporation, and each share of Auction Preferred Stock, Series A shall be identical.

     Series B: A series of 2,480 shares of preferred stock, par value $.001 per share, liquidation preference $25,000 per share, hereby is designated "Auction Preferred Stock Series B." Each share of Auction Preferred Stock, Series B shall be issued on the Date of Original Issue (as herein defined); and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Corporation's Articles of Incorporation applicable to preferred stock of the Corporation, as are set forth in these Articles Supplementary. The Auction Preferred Stock, Series B shall constitute a separate series of preferred stock of the Corporation, and each share of Auction Preferred Stock, Series B shall be identical.

     Series C: A series of 2,480 shares of preferred stock, par value $.001 per share, liquidation preference $25,000 per share, hereby is designated "Auction Preferred Stock Series C." Each share of Auction Preferred Stock, Series C shall be issued on the Date of Original Issue (as herein defined); and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Corporation's Articles of Incorporation applicable to preferred stock of the Corporation, as are set forth in these Articles Supplementary. The Auction Preferred Stock, Series C shall constitute a separate series of preferred stock of the Corporation, and each share of Auction Preferred Stock, Series C shall be identical.

          1.   Definitions.

          (a) Capitalized terms not defined in this paragraph 1 shall have the respective meanings specified in paragraph 10 hereof. Unless the context or use indicates another or different meaning, the following terms shall have the following meanings, whether used in the singular or plural:

          "'AA' Composite Commercial Paper Rate," on any Valuation Date, means (i) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's or the equivalent of such rating by another nationally recognized statistical rating organization, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by PaineWebber Incorporated or its successors that are Commercial Paper Dealers, to the Auction Agent for the close of business on the Business Day immediately preceding such date. If one of the Commercial Paper Dealers does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Fund to provide such rate or rates not being supplied by the Commercial Paper Dealer. If the number of Dividend Period days shall be (i) 7 or more but fewer than 49 days, such rate shall be the Interest Equivalent of the 30-day rate on such commercial paper; (ii) 49 or more but fewer than 70 days, such rate shall be the Interest Equivalent of the 60-day rate on such commercial paper;
(iii) 70 or more days but fewer than 85 days, such rate shall be the arithmetic average of the Interest Equivalent of the 60-day and 90-day rates on such commercial paper; (iv) 85 or more days but fewer than 99 days, such rate shall be the Interest Equivalent of the 90-day rate on such commercial paper; (v) 99 or more days but fewer than 120 days, such rate shall be the arithmetic average of the Interest Equivalent of the 90-day and 120-day rates on such commercial paper; (vi) 120 or more days but fewer than 141 days, such rate shall be the Interest Equivalent of the 120-day rate on such commercial paper; (vii) 141 or more days but fewer than 162 days, such rate shall be the arithmetic average of the Interest Equivalent of the 120-day and 180-day rates on such commercial paper; and (viii) 162 or more days but fewer than 183 days, such rate shall be the Interest Equivalent of the 180-day rate on such commercial paper.

          "Accountant's Confirmation" has the meaning set forth in paragraph 7(c) of these Articles Supplementary.

          "Additional Dividend" has the meaning set forth in paragraph 2(e) of these Articles Supplementary.

          "Adviser" means the Corporation's investment adviser which shall be The Dreyfus Corporation or any other entity that may serve as the Corporation's investment adviser.

          "Affiliate" means any Person known to the Auction Agent to be controlled by, in control of, or under common control with, the Corporation.

          "Agent Member" means a member of the Securities Depository that will act on behalf of a Beneficial Owner of one or more shares of APS or a Potential Beneficial Owner.

          "Anticipation Notes" shall mean the following Municipal
Obligations: revenue anticipation notes, tax anticipation notes, tax and revenue anticipation notes, grant anticipation notes and bond anticipation notes.

          "Applicable Percentage" has the meaning set forth in paragraph 10(a)(vii) of these Articles Supplementary.

          "Applicable Rate" means the rate per annum at which cash dividends are payable on the APS or Other APS, as the case may be, for any Dividend Period.

          "APS" means, as the case may be, the Auction Preferred Stock.

          "APS Basic Maintenance Amount," as of any Valuation Date, means the dollar amount equal to (i) the sum of (A) the product of the number of shares of APS and Other APS Outstanding on such Valuation Date multiplied by the sum of (a) $25,000 and (b) any applicable redemption premium attributable to the designation of a Premium Call Period; (B) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each share of APS and Other APS Outstanding, in each case, to (but not including) the end of the current Dividend Period for each series of APS that follows such Valuation Date in the event the then current Dividend Period will end within 49 calendar days of such Valuation Date or through the 49th day after such Valuation Date in the event the then current Dividend Period for each series of APS will not end within 49 calendar days of such Valuation Date; (C) in the event the then current Dividend Period will end within 49 calendar days of such Valuation Date, the aggregate amount of cash dividends that would accumulate at the Maximum Applicable Rate applicable to a Dividend Period of 28 or fewer days on any shares of APS and Other APS Outstanding from the end of such Dividend Period through the 49th day after such Valuation Date, multiplied by the S&P Volatility Factor, determined from time to time by S&P (except that if such Valuation Date occurs during a Non-Payment Period, the cash dividend for purposes of calculation would accumulate at the then current Non-Payment Period Rate); (D) the amount of anticipated expenses of the Corporation for the 90 days subsequent to such Valuation Date (including any premiums payable with respect to a Policy); (E) the amount of the Corporation's Maximum Potential Additional Dividend Liability as of such Valuation Date; and (F) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through
(i)(E) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to repurchase agreements and any amounts payable for Municipal Obligations purchased as of such Valuation Date) less (ii) either (A) the Discounted Value of any of the Corporation's assets, or (B) the face value of any of the Corporation's assets if such assets mature prior to or on the date of redemption of APS or payment of a liability and are either securities issued or guaranteed by the United States Government or Deposit Securities, in both cases irrevocably deposited by the Corporation for the payment of the amount needed to redeem shares of APS subject to redemption or to satisfy any of (i)(B) through
(i)(F).

          "APS Basic Maintenance Cure Date," with respect to the failure by the Corporation to satisfy the APS Basic Maintenance Amount (as required by paragraph 7(a) of these Articles Supplementary) as of a given Valuation Date, means the second Business Day following such Valuation Date.

          "APS Basic Maintenance Report" means a report signed by any of the President, Treasurer, any Vice President or any Assistant Treasurer of the Corporation which sets forth, as of the related Valuation Date, the assets of the Corporation, the Market Value and the Discounted Value thereof (seriatim and in aggregate), and the APS Basic Maintenance Amount.

          "Articles of Incorporation" means the Articles of Incorporation of the Corporation, as amended, supplemented and restated from time to time, including as supplemented by these Articles Supplementary.

          "Auction" means a periodic operation of the Auction Procedures.

          "Auction Agent" means Bankers Trust Company unless and until another commercial bank, trust company or other financial institution appointed by a resolution of the Board of Directors of the Corporation or a duly authorized committee thereof enters into an agreement with the Corporation to follow the Auction Procedures for the purpose of determining the Applicable Rate and to act as transfer agent, registrar, dividend disbursing agent and redemption agent for the APS and Other APS.

          "Auction Procedures" means the procedures for conducting Auctions set forth in paragraph 10 of these Articles Supplementary.

          "Beneficial Owner" means a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer (or, if applicable, the Auction Agent) as a holder of shares of APS or a Broker-Dealer that holds APS for its own account.

          "Board of Directors" or "Board" means the Corporation's Board of Directors and, to the extent permitted by law, any committee thereof.

          "Broker-Dealer" means any broker-dealer, or other entity permitted by law to perform the functions required of a Broker-Dealer in paragraph 10 of these Articles Supplementary, that has been selected by the Corporation and has entered into a Broker-Dealer Agreement with the Auction Agent that remains effective.

          "Broker-Dealer Agreement" means an agreement between the Auction Agent and a Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the procedures specified in paragraph 10 of these Articles
Supplementary.

          "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in The City of New York are authorized or obligated by law to close.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commercial Paper Dealers" means PaineWebber Incorporated and such other commercial paper dealer or dealers as the Corporation may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

          "Common Stock" means the shares of common stock designated as common stock, par value $.001 per share, of the Corporation.

          "Corporation" means Dreyfus Strategic Municipal Bond Fund, Inc., a Maryland corporation.

          "Date of Original Issue" means, with respect to any share of APS or Other APS, the date on which the Corporation originally issues such share.

          "Deposit Securities" means cash and Municipal Obligations rated at least A2 (having a remaining maturity of 12 months or less), P-1, VMIG-1 or MIG-1 by Moody's or A (having a remaining maturity of 12 months or less), A-1+ or SP-1+ by S&P.

          "Discounted Value" means the quotient of the Market Value thereof divided by the applicable S&P Discount Factor.

          "Dividend Payment Date," with respect to APS, has the meaning set forth in paragraph 2(b)(i) of these Articles Supplementary and, with respect to Other APS, has the equivalent meaning.

          "Dividend Period" means any of the Initial Dividend Period, 28-Day Dividend Period or the Special Dividend Period. The Board of Directors may change the 28-Day Dividend Period to seven days, upon prior notice to Holders, in which case, 7-Day Dividend Period shall be substituted for 28-Day Dividend Period.

          "Escrow Bonds" mean Municipal Obligations that (i) have been determined to be legally defeased in accordance with S&P's legal defeasance criteria, (ii) have been determined to be economically defeased in accordance with S&P's economic defeasance criteria and assigned a rating of AAA by S&P,
(iii) are not rated by S&P but have been determined to be legally defeased by Moody's, or (iv) have been determined to be economically defeased by Moody's and assigned a rating no lower than the rating that is Moody's equivalent of S&P's AAA rating.

          "Existing Holder" means a Broker-Dealer or any such other Person as may be permitted by the Corporation that is listed as the holder of record of shares of APS in the Share Books.

          "Forward Commitment" has the meaning set forth in paragraph 8(c) of these Articles Supplementary.

          "Holder" means a Person identified as a holder of record of shares of APS in the Stock Register.

          "Independent Accountant" means a nationally recognized accountant, or firm of accountants, that is, with respect to the Corporation, an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

          "Initial Dividend Payment Date" means the Initial Dividend Payment Date as determined by the Board of Directors of the Corporation with respect to each series of APS or Other APS, as the case may be.

          "Initial Dividend Period" has the meaning set forth in paragraph 2(c)(i) of these Articles Supplementary and, with respect to Other APS, has the equivalent meaning.

          "Initial Dividend Rate" means the rate per annum applicable to the Initial Dividend Period for such series of APS and, with respect to Other APS, has the equivalent meaning. The Initial Dividend Rate shall be 3.47% for Series A APS, 3.47% for Series B APS and 3.47% for Series C APS.

          "Initial Margin" means the amount of cash or securities deposited with a broker as a margin payment at the time of purchase or sale of a futures contract.

          "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

          "Inverse Floaters" mean trust certificates or other instruments evidencing interests in one or more Municipal Obligations that qualify as S&P Eligible Assets (and are not part of a private placement of Municipal Obligations and satisfy the issuer and original issue size requirements of clause (vii) of the definition of S&P Eligible Assets) the interest rates on which are adjusted at short term intervals on a basis that is inverse to the simultaneous readjustment of the interest rates on corresponding floating rate trust certificates or other instruments issued by the same issuer, provided that the ratio of the aggregate dollar amount of floating rate instruments to inverse floating rate instruments issued by the same issuer does not exceed one to one at their time of original issuance unless the floating rate instruments have only one reset remaining until maturity.

          "Long Term Dividend Period" means a Special Dividend Period consisting of a specified period of one whole year or more but not greater than five years.

          "Mandatory Redemption Price" means $25,000 per share of APS plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption and excluding Additional Dividends.

          "Marginal Tax Rate" means the maximum marginal regular Federal individual income tax rate applicable to ordinary income or the maximum marginal regular Federal corporate income tax rate, whichever is greater.

          "Market Value" of any asset of the Corporation shall be the market value thereof determined by the Pricing Service. Market Value of any asset shall include any interest accrued thereon. The Pricing Service shall value portfolio securities at the quoted bid prices or the mean between the quoted bid and asked price or the yield equivalent when quotations are not readily available. Securities for which quotations are not readily available shall be valued at fair value as determined by the Pricing Service using methods which include consideration of: yields or prices of Municipal Obligations of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. If the Pricing Service is unable to value a security, the security shall be valued at the lower of two dealer bids obtained by the Corporation from dealers who are members of the National Association of Securities Dealers, Inc. and who make a market in the security, at least one of which shall be in writing. Futures contracts and options are valued at closing prices for such instruments established by the exchange or board of trade on which they are traded, or if market quotations are not readily available, are valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors.

          "Maximum Applicable Rate," with respect to APS, has the meaning set forth in paragraph 10(a)(vii) of these Articles Supplementary and, with respect to Other APS, has the equivalent meaning.

          "Maximum Potential Additional Dividend Liability," as of any Valuation Date, means the aggregate amount of Additional Dividends that would be due if the Corporation were to make Retroactive Taxable Allocations, with respect to any fiscal year, estimated based upon dividends paid and the amount of undistributed realized net capital gains and other taxable income earned by the Corporation, as of the end of the calendar month immediately preceding such Valuation Date and assuming such Additional Dividends are fully taxable.

          "Moody's" means Moody's Investors Service, Inc. or its successors.

          "Municipal Obligations" means "Municipal Obligations" as defined in the Corporation's Registration Statement on Form N-2 (File Nos. 333-84123 and 811-05877) relating to the APS on file with the Securities and Exchange Commission, as such Registration Statement may be amended from time to time, as well as short-term Municipal Obligations and Inverse Floaters.

          "Municipal Index" has the meaning set forth in paragraph 8(a) of these Articles Supplementary.

          "1940 Act" means the Investment Company Act of 1940, as amended from time to time.

          "1940 Act APS Asset Coverage" means asset coverage, as defined in section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are shares of capital stock, including all outstanding shares of APS and Other APS (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are shares of capital stock of a closed-end investment company as a condition of paying dividends on its Common Stock).

          "1940 Act Cure Date," with respect to the failure by the Corporation to maintain the 1940 Act APS Asset Coverage (as required by paragraph 6 of these Articles Supplementary) as of the last Business Day of each month, means the last Business Day of the following month.

          "Non-Call Period" has the meaning set forth under the definition of "Specific Redemption Provisions."

          "Non-Payment Period" means any period commencing on and including the day on which the Corporation shall fail to (i) declare, prior to the close of business on the second Business Day preceding any Dividend Payment Date, for payment on or (to the extent permitted by paragraph 2(c)(i) of these Articles Supplementary) within three Business Days after such Dividend Payment Date to the Holders as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date, the full amount of any dividend on shares of APS payable on such Dividend Payment Date or (ii) deposit, irrevocably in trust, in same-day funds, with the Auction Agent by 12:00 noon, New York City time, (A) on such Dividend Payment Date the full amount of any cash dividend on such shares payable (if declared) on such Dividend Payment Date or (B) on any redemption date for any shares of APS called for redemption, the Mandatory Redemption Price per share of such APS or, in the case of an optional redemption, the Optional Redemption Price per share, and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid cash dividends and unpaid redemption prices shall have been so deposited or shall have otherwise been made available to Holders in same-day funds; provided that, a Non-Payment Period shall not end unless the Corporation shall have given at least five days' but no more than 30 days' written notice of such deposit or availability to the Auction Agent, all Existing Holders (at their addresses appearing in the Share Books) and the Securities Depository. Notwithstanding the foregoing, the failure by the Corporation to deposit funds as provided for by clauses (ii)(A) or (ii)(B) above within three Business Days after any Dividend Payment Date or redemption date, as the case may be, in each case to the extent contemplated by paragraph 2(c)(i) of these Articles Supplementary, shall not constitute a "Non-Payment Period."

          "Non-Payment Period Rate" means, initially, 200% of the applicable Reference Rate (or 275% of such rate if the Corporation has provided notification to the Auction Agent prior to the Auction establishing the Applicable Rate for any dividend pursuant to paragraph 2(f) hereof that net capital gains or other taxable income will be included in such dividend on shares of APS), provided that the Board of Directors of the Corporation shall have the authority to adjust, modify, alter or change from time to time the initial Non-Payment Period Rate if the Board of Directors of the Corporation determines and S&P (and any Substitute Rating Agency in lieu of S&P in the event such party shall not rate the APS) advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect its then current ratings on the APS.

          "Normal Dividend Payment Date" has the meaning set forth in paragraph 2(b)(i) of these Articles Supplementary.

          "Notice of Redemption" means any notice with respect to the redemption of shares of APS pursuant to paragraph 4 of these Articles Supplementary.

          "Notice of Revocation" has the meaning set forth in paragraph 2(c)(iii) of these Articles Supplementary.

          "Notice of Special Dividend Period" has the meaning set forth in paragraph 2(c)(iii) of these Articles Supplementary.

          "Optional Redemption Price" means $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption and excluding Additional Dividends plus any applicable redemption premium attributable to the designation of a Premium Call Period.

          "Other APS" means the Auction Rate Preferred Stock of the Corporation, other than the APS.

          "Outstanding" means, as of any date (i) with respect to APS, shares of APS therefor issued by the Corporation except, without duplication, (A) any shares of APS theretofore canceled or delivered to the Auction Agent for cancellation, or redeemed by the Corporation, or as to which a Notice of Redemption shall have been given and Deposit Securities shall have been deposited in trust or segregated by the Corporation pursuant to paragraph 4(c) and (B) any shares of APS as to which the Corporation or any Affiliate thereof shall be a Beneficial Owner, provided that shares of APS held by an Affiliate shall be deemed outstanding for purposes of calculating the APS Basic Maintenance Amount and (ii) with respect to shares of other Preferred Stock, has the equivalent meaning.

          "Parity Shares" means the APS and each other outstanding series of Preferred Stock the holders of which, together with the holders of the APS, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to the full respective preferential amounts to which they are entitled, without preference or priority one over the other.

          "Person" means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

          "Policy" means an insurance policy purchased by the Corporation which guarantees the payment of principal and interest on specified Municipal Obligations during the period in which such Municipal Obligations are owned by the Corporation; provided, however, that, as long as the APS are rated by S&P, the Corporation will not obtain any Policy unless S&P advises the Corporation in writing that the purchase of such Policy will not adversely affect its then-current rating on the APS.

          "Potential Beneficial Owner" means a customer of a Broker-Dealer or a Broker-Dealer that is not a Beneficial Owner of shares of APS but that wishes to purchase such shares, or that is a Beneficial Owner that wishes to purchase additional shares of APS.

          "Potential Holder" means any Broker-Dealer or any such other Person as may be permitted by the Corporation, including any Existing Holder, who may be interested in acquiring shares of APS (or, in the case of an Existing Holder, additional shares of APS).

          "Preferred Stock" means the preferred shares of capital stock, par value $.001 per share, of the Corporation, and includes APS and Other APS.

          "Premium Call Period" has the meaning set forth under the definition of "Specific Redemption Provisions."

          "Pricing Service" means S&P J.J. Kenny Evaluation Services or any pricing service designated by the Board of Directors of the Corporation provided the Corporation obtains written assurance from S&P that such designation will not impair the rating then assigned by S&P to the APS.

          "Quarterly Valuation Date" means the last Business Day of the last month of each fiscal quarter of the Corporation in each fiscal year of the Corporation, commencing February 29, 2000.

          "Receivables for Municipal Obligations Sold" has the meaning set forth under the definition of S&P Discount Factor.

          "Reference Rate" means: (i) with respect to a Dividend Period or a Short Term Dividend Period having 28 or fewer days, the higher of the applicable "AA" Composite Commercial Paper Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate, (ii) with respect to any Short Term Dividend Period having more than 28 but fewer than 183 days, the applicable "AA" Composite Commercial Paper Rate, (iii) with respect to any Short Term Dividend Period having 183 or more but fewer than 364 days, the applicable U.S. Treasury Bill Rate and (iv) with respect to any Long Term Dividend Period, the applicable U.S. Treasury Note Rate.

          "Request for Special Dividend Period" has the meaning set forth in paragraph 2(c)(iii) of these Articles Supplementary.

          "Response" has the meaning set forth in paragraph 2(c)(iii) of these Articles Supplementary.

          "Retroactive Taxable Allocation" has the meaning set forth in paragraph 2(e) of these Articles Supplementary.

          "Right," with respect to the APS, has the meaning set forth in paragraph 2(e) of these Articles Supplementary and, with respect to Other APS, has the equivalent meaning.

          "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or its successors.

          "S&P Discount Factor" means, for purposes of determining the Discounted Value of any Municipal Obligation which constitutes an S&P Eligible Asset, the percentage determined by reference to (a) the rating by S&P or Moody's on such Municipal Obligation and (b) the S&P Exposure Period, in accordance with the table set forth below:

                       S&P Discount Factors Rating
                                 Category
Exposure Period      AAA    AA     A     BBB   Unrated
                                                  *

45 Business Days    190%   195%  210%   250%   220%
25 Business Days    170    175   190    230    220
10 Business Days    155    160   175    215    220
7 Business Days     150    155   170    210    220
3 Business Days     130    135   150    190    220
* Eligible Assets not rated by S&P or rated less than BBB by S&P and not rated at least the equivalent of an "A" rating by another Rating Agency.

          Notwithstanding the foregoing, (i) the S&P Discount Factor for short-term Municipal Obligations will be 115%, so long as such Municipal Obligations are rated A-1+ or SP-1+ by S&P and mature or have a demand feature exercisable in 30 days or less, 120% if such Municipal Obligations are rated A-1 or SP-1- by S&P and mature or have a demand feature exercisable within 30 days or less, or 125% if such Municipal Obligations are not rated by S&P but are rated VMIG-1, P-1 or MIG-1 by Moody's; provided, however, such short-term Municipal Obligations rated by Moody's but not rated by S&P having a demand feature exercisable in 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution having a short-term rating of at least A-1+ from S&P; and further provided that such short-term Municipal Obligations rated by Moody's but not rated by S&P may comprise no more than 50% of short-term Municipal Obligations that qualify as S&P Eligible Assets; (ii) no S&P Discount Factor will be applied to cash, options or to Receivables for Municipal Obligations Sold; and (iii) except as set forth in clause (i) above, in the case of any Municipal Obligation that is not rated by S&P but qualifies as a S&P Eligible Asset pursuant to clause (1)(c) of the following paragraph, such Municipal Obligation will be deemed to have a S&P rating one full rating category lower than the S&P rating category that is the equivalent of the rating category in which such Municipal Obligation is placed by another Rating Agency. "Receivables for Municipal Obligations Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of Receivables for Municipal Obligations Sold as of or prior to such Valuation Date if such receivables are due within five Business Days of the Valuation Date. For purposes of the foregoing, Anticipation Notes rated SP-1+ or, if not rated by S&P, rated VMIG-1 by Moody's, which do not mature or have a demand feature exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Municipal Obligations. In calculating the Discounted Value of the Corporation's portfolio (1) the S&P Discount Factors will be applied to futures and Inverse Floaters and (2) a Discount Factor of 388% will be applied to Municipal Obligations rated AAA by S&P which are not interest bearing or do not pay interest at least semi-annually.

          "S&P Eligible Asset" means cash, Receivables for Municipal Obligations Sold or a Municipal Obligation that (i) is issued by any of the 50 states, the territories and their subdivisions, counties, cities, towns, villages, and school districts, agencies, such as authorities and special districts created by the states, and certain federally sponsored agencies such as local housing authorities (payments made on these bonds are exempt from regular federal income taxes and are generally exempt from state and local taxes in the state of issuance), (ii) is interest bearing and pays interest at least semi-annually; (iii) is payable with respect to principal and interest in United States Dollars; (iv) is publicly rated BBB or higher by S&P or, except in the case of Anticipation Notes that are grant anticipation notes or bond anticipation notes, which must be rated by S&P to be included in S&P Eligible Assets, if not rated by S&P but rated by another Rating Agency, is rated at least A by such agency; (v) is not part of a private placement (except in the case of Inverse Floaters); (vi) is not subject to a covered call or covered put option written by the Corporation; and (vii) is part of an issue of Municipal Obligations with an original issue size of at least $20 million or, if of an issue with an original issue size below $20 million (but in no event below $10 million), is issued by an issuer with a total of at least $50 million of securities outstanding.

          Notwithstanding the foregoing:

          (1) Municipal Obligations (excluding Escrow Bonds) of any one issuer or guarantor (excluding bond insurers) will be considered S&P Eligible Assets only to the extent the fair market value of such obligations does not exceed 10% of the aggregate fair market value of the S&P Eligible Assets, provided that 2% is added to the applicable S&P Discount Factor for every 1% by which the fair market value of such Municipal Obligations exceeds 5% of the aggregate fair market value of the S&P Eligible Assets, and provided that Municipal Obligations (excluding Escrow Bonds) not rated or rated less than BBB by S&P or not rated at least A by another Rating Agency with respect to any one issuer or guarantor (excluding bond insurers) will be considered S&P Eligible Assets only to the extent the fair market value of such Municipal Obligations does not exceed 5% of the aggregate fair market value of S&P Eligible Assets;

          (2) Municipal Obligations not rated at least BBB by S&P or not rated by S&P, or not rated at least A by another Rating Agency, will be considered S&P Eligible Assets only to the extent the fair market value of such Municipal Obligations does not exceed 20% of the aggregate fair market value of S&P Eligible Assets; provided however, that if the fair market value of such Municipal Obligations exceeds 20% of the aggregate fair market value of S&P Eligible Assets, a portion of such Municipal Obligations (selected by the Corporation) will not be considered S&P Eligible Assets, so that the fair market value of such Municipal Obligations (excluding such portion) does not exceed 20% of the aggregate fair market value of S&P Eligible Assets;

          (3) Municipal Obligations not rated at least BBB by S&P or not rated by S&P, but rated at least A by another Rating Agency, will be considered S&P Eligible Assets only to the extent the fair market value of such Municipal Obligations does not exceed 50% of the aggregate fair market value of S&P Eligible Assets; provided however, that if the fair market value of such Municipal Obligations exceeds 50% of the aggregate fair market value of S&P Eligible Assets, a portion of such Municipal Obligations (selected by the Corporation) will not be considered S&P Eligible Assets, so that the fair market value of such Municipal Obligations (excluding such portion) does not exceed 50% of the aggregate fair market value of S&P Eligible Assets;

          (4) Long-term Municipal Obligations (excluding Escrow Bonds) issued by issuers in any one state or territory will be considered S&P Eligible Assets only to the extent the fair market value of such Municipal Obligations does not exceed 25% of the aggregate fair market value of S&P Eligible Assets; and

               (5) Municipal Obligations which are not interest bearing or do not pay interest at least semi-annually will be considered S&P Eligible Assets if rated AAA by S&P.

          "S&P Exposure Period" means the maximum period of time following a Valuation Date, including the Valuation Date and the APS Basic Maintenance Cure Date, that the Corporation has under these Articles Supplementary to cure any failure to maintain, as of such Valuation Date, the Discounted Value for its portfolio at least equal to the APS Basic Maintenance Amount (as described in paragraph 7(a) of these Articles Supplementary).

          "S&P Hedging Transactions" has the meaning set forth in paragraph 8(a) of these Articles Supplementary.

          "S&P Volatility Factor" means 277% or such other potential dividend rate increase factor as S&P advises the Corporation in writing is applicable.

          "Securities Depository" means The Depository Trust Company or any successor company or other entity elected by the Corporation as securities depository for the shares of APS that agrees to follow the procedures required to be followed by such securities depository in connection with the shares of APS.

          "Service" means the United States Internal Revenue Service.

          "Series A APS" means the Auction Preferred Stock, Series A.

          "Series B APS" means the Auction Preferred Stock, Series B.

          "Series C APS" means the Auction Preferred Stock, Series C.

          "Short Term Dividend Period" means a Special Dividend Period consisting of a specified number of days (other than 28 or, if the Corporation changes the 28-Day Dividend Period to a 7-Day Dividend Period, seven), evenly divisible by seven and not fewer than seven nor more than 364.

          "Special Dividend Period" means a Dividend Period consisting of (i) a specified number of days (other than 28 or, if the Corporation changes the 28-Day Dividend Period to a 7-Day Dividend Period, seven), evenly divisible by seven and not fewer than seven nor more than 364 or (ii) a specified period of one whole year or more but not greater than five years (in each case subject to adjustment as provided in paragraph 2(b)(i)).

          "Specific Redemption Provisions" means, with respect to a Special Dividend Period either, or any combination of, (i) a period (a "Non-Call Period") determined by the Board of Directors of the Corporation, after consultation with the Auction Agent and the Broker-Dealers, during which the shares of APS subject to such Dividend Period shall not be subject to redemption at the option of the Corporation and (ii) a period (a "Premium Call Period"), consisting of a number of whole years and determined by the Board of Directors of the Corporation, after consultation with the Auction Agent and the Broker-Dealers, during each year of which the shares of APS subject to such Dividend Period shall be redeemable at the Corporation's option at a price per share equal to $25,000 plus accumulated but unpaid dividends plus a premium expressed as a percentage of $25,000, as determined by the Board of Directors of the Corporation after consultation with the Auction Agent and the Broker-Dealers.

          "Stock Books" means the books maintained by the Auction Agent setting forth at all times a current list, as determined by the Auction Agent, of Existing Holders of the APS.

          "Stock Register" means the register of Holders maintained on behalf of the Corporation by the Auction Agent in its capacity as transfer agent and registrar for the APS.

          "Subsequent Dividend Period," with respect to APS, has the meaning set forth in paragraph 2(c)(i) of these Articles Supplementary and, with respect to Other APS, has the equivalent meaning.

          "Substitute Commercial Paper Dealers" means such Substitute Commercial Paper Dealer or Dealers as the Corporation may from time to time appoint or, in lieu of any thereof, their respective affiliates or successors.

          "Substitute Rating Agency" and "Substitute Rating Agencies" mean a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations, respectively, selected by PaineWebber Incorporated or its affiliates and successors, after consultation with the Corporation, to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the shares of APS.

          "Taxable Equivalent of the Short-Term Municipal Bond Rate" on any date means 90% of the quotient of (A) the per annum rate expressed on an interest equivalent basis equal to the Kenny S&P 30 Day High Grade Index (the "Kenny Index") or any successor index, made available for the Business Day immediately preceding such date but in any event not later than 8:30 A.M., New York City time, on such date by Kenny Information Systems Inc. or any successor thereto, based upon 30-day yield evaluations at par of bonds the interest on which is excludable for regular Federal income tax purposes under the Code of "high grade" component issuers selected by Kenny Information Systems Inc. or any such successor from time to time in its discretion, which component issuers shall include, without limitation, issuers of general obligation bonds but shall exclude any bonds the interest on which constitutes an item of tax preference under Section 57(a)(5) of the Code, or successor provisions, for purposes of the "alternative minimum tax," divided by (B) 1.00 minus the Marginal Tax Rate (expressed as a decimal); provided, however, that if the Kenny Index is not made so available by 8:30 A.M., New York City time, on such date by Kenny Information Systems Inc. or any successor, the Taxable Equivalent of the Short-Term Municipal Bond Rate shall mean the quotient of (A) the per annum rate expressed on an interest equivalent basis equal to the most recent Kenny Index so made available for any preceding Business Day, divided by (B) 1.00 minus the Marginal Tax Rate (expressed as a decimal). The Corporation may not utilize a successor index to the Kenny Index unless S&P provides the Corporation with written confirmation that the use of such successor index will not adversely affect the then-current S&P rating of the APS.

          "Treasury Bonds" has the meaning set forth in paragraph 8(a) of these Articles Supplementary.

          "28-Day Dividend Period" means a Dividend Period consisting of 28 days. If the Corporation changes the 28-Day Dividend Period to seven days, then 7-Day Dividend Periods will be substituted for 28-Day Dividend Periods.

          "U.S. Treasury Bill Rate" on any date means (i) the Interest Equivalent of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. "Alternate Treasury Bill Rate" on any date means the Interest Equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as determined by bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent. "U.S. Treasury Note Rate" on any date means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. "Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as determined by the bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

          "Valuation Date" means, for purposes of determining whether the Corporation is maintaining the APS Basic Maintenance Amount, each Business Day commencing with the Date of Original Issue.

          "Variation Margin" means, in connection with an outstanding futures contract owned or sold by the Corporation, the amount of cash or securities paid to or received from a broker (subsequent to the Initial Margin payment) from time to time as the price of such futures contract fluctuates.

          (b) The foregoing definitions of Accountant's Confirmation, APS Basic Maintenance Amount, APS Basic Maintenance Cure Date, APS Basic Maintenance Report, Deposit Securities, Discounted Value, Independent Accountant, Initial Margin, Inverse Floaters Market Value, Maximum Potential Additional Dividend Liability, S&P Discount Factor, S&P Eligible Asset, S&P Exposure Period, S&P Hedging Transactions, S&P Volatility Factor, Valuation Date and Variation Margin have been determined by the Board of Directors of the Corporation in order to obtain a AAA rating from S&P on the APS on their Date of Original Issue; and the Board of Directors of the Corporation shall have the authority, without shareholder approval, to amend, alter or repeal from time to time the foregoing definitions and the restrictions and guidelines set forth thereunder if S&P or any Substitute Rating Agency advises the Corporation in writing that such amendment, alteration or repeal will not adversely affect its then current rating on the APS.

          2. Dividends. (a) The Holders of a particular series of APS shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, cumulative dividends each consisting of (i) cash at the Applicable Rate, (ii) a Right to receive cash as set forth in paragraph 2(e) below, and (iii) any additional amounts as set forth in paragraph 2(f) below, and no more, payable on the respective dates set forth below. Dividends on the shares of each series of APS so declared and payable shall be paid (i) in preference to and in priority over any dividends declared and payable on the Common Stock, and
(ii) to the extent permitted under the Code and to the extent available, out of net tax-exempt income earned on the Corporation's investments. To the extent permitted under the Code, dividends on shares of APS will be designated as exempt-interest dividends. For the purposes of this section, the term "net tax-exempt income" shall exclude capital gains of the Corporation.

          (b) (i) Cash dividends on shares of each series of APS shall accumulate from the Date of Original Issue and shall be payable, when, as and if declared by the Board of Directors, out of funds legally available therefor, commencing on the Initial Dividend Payment Date. Following the Initial Dividend Payment Date for a series of APS, dividends on that series of APS will be payable, at the option of the Corporation, either (i) with respect to any 28-Day Dividend Period and any Short Term Dividend Period of 35 or fewer days, on the day next succeeding the last day thereof, or (ii) with respect to any Short Term Dividend Period of more than 35 days and with respect to any Long Term Dividend Period, monthly on the first Business Day of each calendar month during such Short Term Dividend Period or Long Term Dividend Period and on the day next succeeding the last day thereof (each such date referred to in clause (i) or (ii) being herein referred to as a "Normal Dividend Payment Date"), except that if such Normal Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the first Business Day next succeeding such Normal Dividend Payment Date. Although any particular Dividend Payment Date may not occur on the originally scheduled date because of the exception discussed above, the next succeeding Dividend Payment Date, subject to such exception, will occur on the next following originally scheduled date. If for any reason a Dividend Payment Date cannot be fixed as described above, then the Board of Directors shall fix the Dividend Payment Date. The Board of Directors by resolution prior to authorization of a dividend by the Board of Directors may change a Dividend Payment Date if such change does not adversely affect the contract rights of the Holders of shares of APS set forth in the Articles of Incorporation. The Initial Dividend Period, 28-Day Dividend Periods and Special Dividend Periods with respect to a series of APS are hereinafter sometimes referred to as Dividend Periods. Each dividend payment date determined as provided above is hereinafter referred to as a "Dividend Payment Date."

          (ii) Each dividend shall be paid to the Holders as they appear in the Stock Register as of 12:00 noon, New York City time, on the Business Day preceding the Dividend Payment Date. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as they appear on the Stock Register on a date, not exceeding 15 days prior to the payment date therefor, as may be fixed by the Board of Directors of the Corporation.

          (c) (i)   During the period from and including the Date of Original
Issue to but excluding the Initial Dividend Payment Date for each series of APS (the "Initial Dividend Period"), the Applicable Rate shall be the Initial Dividend Rate. Commencing on the Initial Dividend Payment Date for each series of APS, the Applicable Rate for each subsequent dividend period (hereinafter referred to as a "Subsequent Dividend Period"), which Subsequent Dividend Period shall commence on and include a Dividend Payment Date and shall end on and include the calendar day prior to the next Dividend Payment Date (or last Dividend Payment Date in a Dividend Period if there is more than one Dividend Payment Date), shall be equal to the rate per annum that results from implementation of the Auction Procedures. The Applicable Rate for each Dividend Period commencing during a Non-Payment Period shall be equal to the Non-Payment Period Rate; and each Dividend Period, commencing after the first day of, and during, a Non-Payment Period shall be a 28-Day Dividend Period in the case of each series of APS. Except in the case of the willful failure of the Corporation to pay a dividend on a Dividend Payment Date or to redeem any shares of APS on the date set for such redemption, any amount of any dividend due on any Dividend Payment Date (if, prior to the close of business on the second Business Day preceding such Dividend Payment Date, the Corporation has declared such dividend payable on such Dividend Payment Date to the Holders of such shares of APS as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to any shares of APS not paid to such Holders when due may be paid to such Holders in the same form of funds by 12:00 noon, New York City time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, provided that, such amount is accompanied by a late charge calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by
365. In the case of a willful failure of the Corporation to pay a dividend on a Dividend Payment Date or to redeem any shares of APS on the date set for such redemption, the preceding sentence shall not apply and the Applicable Rate for the Dividend Period commencing during the Non-Payment Period resulting from such failure shall be the Non-Payment Period Rate. For the purposes of the foregoing, payment to a person in same-day funds on any Business Day at any time shall be considered equivalent to payment to such person in New York Clearing House (next-day) funds at the same time on the preceding Business Day, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds and to the same person before 12:00 noon, New York City time, on the next Business Day.
          (ii) The amount of cash dividends per share of any series of APS payable (if declared) on the Initial Dividend Payment Date, each 28-Day Dividend Period and each Dividend Payment Date of each Short Term Dividend Period shall be computed by multiplying the Applicable Rate for such Dividend Period by a fraction, the numerator of which will be the number of days in such Dividend Period or part thereof that such share was outstanding and the denominator of which will be 365, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent. During any Long Term Dividend Period, the amount of cash dividends per share of a series of APS payable (if declared) on any Dividend Payment Date shall be computed by multiplying the Applicable Rate for such Dividend Period by a fraction, the numerator of which will be such number of days in such part of such Dividend Period that such share was outstanding and for which dividends are payable on such Dividend Payment Date and the denominator of which will be 360, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent.

          (iii) With respect to each Dividend Period that is a Special Dividend Period, the Corporation may, at its sole option and to the extent permitted by law, by telephonic and written notice (a "Request for Special Dividend Period") to the Auction Agent and to each Broker-Dealer, request that the next succeeding Dividend Period for a series of APS be a number of days (other than 28 or, if the Corporation changes the 28-Day Dividend Period to a 7-Day Dividend Period, seven), evenly divisible by seven and not fewer than seven nor more than 364 in the case of a Short Term Dividend Period or one whole year or more but not greater than five years in the case of a Long Term Dividend Period, specified in such notice, provided that the Corporation may not give a Request for Special Dividend Period of greater than 28 days (and any such request shall be null and void) unless, for any Auction occurring after the initial Auction, Sufficient Clearing Bids were made in the last occurring Auction and unless full cumulative dividends, any amounts due with respect to redemptions, and any Additional Dividends payable prior to such date have been paid in full. Such Request for Special Dividend Period, in the case of a Short Term Dividend Period, shall be given on or prior to the second Business Day but not more than seven Business Days prior to an Auction Date for a series of APS and, in the case of a Long Term Dividend Period, shall be given on or prior to the second Business Day but not more than 28 days prior to an Auction Date for a series of APS. Upon receiving such Request for Special Dividend Period, the Broker-Dealer(s) shall jointly determine whether, given the factors set forth below, it is advisable that the Corporation issue a Notice of Special Dividend Period for the series of APS as contemplated by such Request for Special Dividend Period and the Optional Redemption Price of the APS during such Special Dividend Period and the Specific Redemption Provisions and shall give the Corporation and the Auction Agent written notice (a "Response") of such determination by no later than the second Business Day prior to such Auction Date. In making such determination the Broker-Dealer(s) will consider (1) existing short-term and long-term market rates and indices of such short-term and long-term rates, (2) existing market supply and demand for short-term and long-term securities, (3) existing yield curves for short-term and long-term securities comparable to the APS, (4) industry and financial conditions which may affect the APS, (5) the investment objective of the Corporation, and (6) the Dividend Periods and dividend rates at which current and potential beneficial holders of the APS would remain or become beneficial holders. If the Broker-Dealer(s) shall not give the Corporation and the Auction Agent a Response by such second Business Day or if the Response states that given the factors set forth above it is not advisable that the Corporation give a Notice of Special Dividend Period for the series of APS, the Corporation may not give a Notice of Special Dividend Period in respect of such Request for Special Dividend Period. In the event the Response indicates that it is advisable that the Corporation give a Notice of Special Dividend Period for the series of APS, the Corporation may by no later than the second Business Day prior to such Auction Date give a notice (a "Notice of Special Dividend Period") to the Auction Agent, the Securities Depository and each Broker-Dealer which notice will specify (i) the duration of the Special Dividend Period, (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Corporation also shall provide a copy of such Notice of Special Dividend Period to Moody's and S&P. The Corporation shall not give a Notice of Special Dividend Period and, if the Corporation has given a Notice of Special Dividend Period, the Corporation is required to give telephonic and written notice of its revocation (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and the Securities Depository on or prior to the Business Day prior to the relevant Auction Date if (x) either the 1940 Act APS Asset Coverage is not satisfied or the Corporation shall fail to maintain S&P Eligible Assets with an aggregate Discounted Value at least equal to the APS Basic Maintenance Amount, on each of the two Valuation Dates immediately preceding the Business Day prior to the relevant Auction Date on an actual basis and on a pro forma basis giving effect to the proposed Special Dividend Period (using as a pro forma dividend rate with respect to such Special Dividend Period the dividend rate which the Broker-Dealers shall advise the Corporation is an approximately equal rate for securities similar to the APS with an equal dividend period), (y) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date have not been irrevocably deposited with the Auction Agent by the close of business on the third Business Day preceding the related Auction Date or (z) the Broker-Dealer(s) jointly advise the Corporation that after consideration of the factors listed above they have concluded that it is advisable to give a Notice of Revocation. The Corporation also shall provide a copy of such Notice of Revocation to S&P. If the Corporation is prohibited from giving a Notice of Special Dividend Period as a result of any of the factors enumerated in clause (x), (y) or (z) above or if the Corporation gives a Notice of Revocation with respect to a Notice of Special Dividend Period for any series of APS, the next succeeding Dividend Period will be a 28-Day Dividend Period. In addition, in the event Sufficient Clearing Bids are not made in the applicable Auction or such Auction is not held for any reason, such next succeeding Dividend Period will be a 28-Day Dividend Period and the Corporation may not again give a Notice of Special Dividend Period for the APS (and any such attempted notice shall be null and void) until Sufficient Clearing Bids have been made in an Auction with respect to a 28-Day Dividend Period.

          (d) (i)   Holders shall not be entitled to any dividends, whether
payable in cash, property or stock, in excess of full cumulative dividends and applicable late charges, as herein provided, on the shares of APS (except for Additional Dividends as provided in paragraph 2(e) hereof and additional payments as provided in paragraph 2(f) hereof). Except for the late charge payable pursuant to paragraph 2(c)(i) hereof, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of APS that may be in arrears.

          (ii) For so long as any share of APS is Outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other shares of capital stock, if any, ranking junior to the shares of APS as to dividends or upon liquidation) in respect of the Common Stock or any other shares of capital stock of the Corporation ranking junior to or on a parity with the shares of APS as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of the Common Stock or any other such junior shares (except by conversion into or exchange for shares of the Corporation ranking junior to the shares of APS as to dividends and upon liquidation) or any other such Parity Shares (except by conversion into or exchange for stock of the Corporation ranking junior to or on a parity with the shares of APS as to dividends and upon liquidation), unless (A) immediately after such transaction, the Corporation shall have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount and the Corporation shall maintain the 1940 Act APS Asset Coverage, (B) full cumulative dividends on shares of APS and shares of Other APS due on or prior to the date of the transaction have been declared and paid or shall have been declared and sufficient funds for the payment thereof deposited with the Auction Agent, (C) any Additional Dividend required to be paid under paragraph 2(e) below on or before the date of such declaration or payment has been paid and (D) the Corporation has redeemed the full number of shares of APS required to be redeemed by any provision for mandatory redemption contained herein.

          (e) Each dividend shall consist of (i) cash at the Applicable Rate, (ii) an uncertificated right (a "Right") to receive an Additional Dividend (as defined below), and (iii) any additional amounts as set forth in paragraph 2(f) below. Each Right shall thereafter be independent of the share or shares of APS on which the dividend was paid. The Corporation shall cause to be maintained a record of each Right received by the respective Holders. A Right may not be transferred other than by operation of law. If the Corporation retroactively allocates any net capital gains or other income subject to regular Federal income taxes to shares of APS without having given advance notice thereof to the Auction Agent as described in paragraph 2(f) hereof solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the outstanding shares of APS or the liquidation of the Corporation (the amount of such allocation referred to herein as a "Retroactive Taxable Allocation"), the Corporation will, within 90 days (and generally within 60 days) after the end of the Corporation's fiscal year for which a Retroactive Taxable Allocation is made, provide notice thereof to the Auction Agent and to each holder of a Right applicable to such shares of APS (initially as nominee of The Depository Trust Company) during such fiscal year at such holder's address as the same appears or last appeared on the Stock Books of the Corporation. The Corporation will, within 30 days after such notice is given to the Auction Agent, pay to the Auction Agent (who will then distribute to such holders of Rights), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

          An "Additional Dividend" means payment to a present or former holder of shares of APS of an amount which, when taken together with the aggregate amount of Retroactive Taxable Allocations made to such holder with respect to the fiscal year in question, would cause such holder's dividends in dollars (after Federal income tax consequences) from the aggregate of both the Retroactive Taxable Allocations and the Additional Dividend to be equal to the dollar amount of the dividends which would have been received by such holder if the amount of the aggregate Retroactive Taxable Allocations would have been excludable from the gross income of such holder. Such Additional Dividend shall be calculated (i) without consideration being given to the time value of money; (ii) assuming that no holder of shares of APS is subject to the Federal alternative minimum tax with respect to dividends received from the Corporation; and (iii) assuming that each Retroactive Taxable Allocation would be taxable in the hands of each holder of shares of APS at the greater of: (x) the maximum marginal regular Federal individual income tax rate applicable to ordinary income or capital gains depending on the taxable character of the distribution (including any surtax); or (y) the maximum marginal regular Federal corporate income tax rate applicable to ordinary income or capital gains depending on the taxable character of the distribution (disregarding in both (x) and (y) the effect of any state or local taxes and the phase out of, or provision limiting, personal exemptions, itemized deductions, or the benefit of lower tax brackets).

          (f) Except as provided below, whenever the Corporation intends to include any net capital gains or other income subject to regular Federal income taxes in any dividend on shares of APS, the Corporation will notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. The Corporation may also include such income in a dividend on shares of a series of APS without giving advance notice thereof if it increases the dividend by an additional amount calculated as if such income was a Retroactive Taxable Allocation and the additional amount was an Additional Dividend, provided that the Corporation will notify the Auction Agent of the additional amounts to be included in such dividend at least five Business Days prior to the applicable Dividend Payment Date.

          (g)  No fractional shares of APS shall be issued.

          3. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive, out of the assets of the Corporation available for distribution to shareholders, before any distribution or payment is made upon any Common Stock or any other shares of ranking junior in right of payment upon liquidation to the APS, the sum of $25,000 per share plus accumulated but unpaid dividends (whether or not earned or declared) thereon to the date of distribution, and after such payment the Holders will be entitled to no other payments other than Additional Dividends as provided in paragraph 2(e) hereof. If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the APS and any other Outstanding class or series of Preferred Stock of the Corporation ranking on a parity with the APS as to payment upon liquidation are not paid in full, the Holders and the holders of such other class or series will share ratably in any such distribution of assets in proportion to the respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation except for any Additional Dividends. A consolidation, merger or statutory share exchange of the Corporation with or into any other corporation or entity or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation.

          4. Redemption. (a) Shares of APS shall be redeemable by the Corporation as provided below:

          (i) To the extent permitted under the 1940 Act and Maryland law, upon giving a Notice of Redemption, the Corporation at its option may redeem shares of any series of APS, in whole or in part, out of funds legally available therefor, at the Optional Redemption Price per share, on any Dividend Payment Date; provided that no share of APS may be redeemed at the option of the Corporation during (A) the Initial Dividend Period with respect to a series of shares or (B) a Non-Call Period to which such share is subject. In addition, holders of APS which are redeemed shall be entitled to receive Additional Dividends to the extent provided herein. The Corporation may not give a Notice of Redemption relating to an optional redemption as described in this paragraph 4(a)(i) unless, at the time of giving such Notice of Redemption, the Corporation has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount due to Holders by reason of the redemption of their shares of APS on such redemption date.

          (ii) The Corporation shall redeem, out of funds legally available therefor, at the Mandatory Redemption Price per share, shares of APS to the extent permitted under the 1940 Act and Maryland law, on a date fixed by the Board of Directors, if the Corporation fails to maintain S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount as provided in paragraph 7(a) or to satisfy the 1940 Act APS Asset Coverage as provided in paragraph 6 and such failure is not cured on or before the APS Basic Maintenance Cure Date or the 1940 Act Cure Date (herein collectively referred to as a "Cure Date"), as the case may be. In addition, holders of APS so redeemed shall be entitled to receive Additional Dividends to the extent provided herein. The number of shares of APS to be redeemed shall be equal to the lesser of (i) the minimum number of shares of APS the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, together with all shares of other Preferred Stock subject to redemption or retirement, would result in the Corporation having S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount or satisfaction of the 1940 Act APS Asset Coverage, as the case may be, on such Cure Date (provided that, if there is no such minimum number of shares of APS and shares of other Preferred Stock the redemption of which would have such result, all shares of APS and shares of other Preferred Stock then Outstanding shall be redeemed), and (ii) the maximum number of shares of APS, together with all shares of other Preferred Stock subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor on such redemption date. In determining the number of shares of APS required to be redeemed in accordance with the foregoing, the Corporation shall allocate the number required to be redeemed which would result in the Corporation having S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount or satisfaction of the 1940 Act APS Asset Coverage, as the case may be, pro rata among shares of APS of all series, Other APS and other Preferred Stock subject to redemption pursuant to provisions similar to those contained in this paragraph 4(a)(ii); provided that, shares of APS which may not be redeemed at the option of the Corporation due to the designation of a Non-Call Period applicable to such shares (A) will be subject to mandatory redemption only to the extent that other shares are not available to satisfy the number of shares required to be redeemed and (B) will be selected for redemption in an ascending order of outstanding number of days in the Non-Call Period (with shares with the lowest number of days to be redeemed first) and by lot in the event of shares having an equal number of days in such Non-Call Period. The Corporation shall effect such redemption on a Business Day which is not later than 35 days after such Cure Date, except that if the Corporation does not have funds legally available for the redemption of all of the required number of shares of APS and shares of other Preferred Stock which are subject to mandatory redemption or the Corporation otherwise is unable to effect such redemption on or prior to 35 days after such Cure Date, the Corporation shall redeem those shares of APS which it is unable to redeem on the earliest practicable date on which it is able to effect such redemption out of funds legally available therefor.

          (b) Notwithstanding any other provision of this paragraph 4, no shares of APS may be redeemed pursuant to paragraph 4(a)(i) of these Articles Supplementary (i) unless all dividends in arrears on all remaining outstanding shares of Parity Shares shall have been or are being contemporaneously paid or declared and set apart for payment and (ii) if redemption thereof would result in the Corporation's failure to maintain S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount. In the event that less than all the outstanding shares of a series of APS are to be redeemed and there is more than one Holder, the shares of that series of APS to be redeemed shall be selected by lot or such other method as the Corporation shall deem fair and equitable.

          (c) Whenever shares of APS are to be redeemed, the Corporation, not less than 17 nor more than 30 days prior to the date fixed for redemption, shall mail a notice ("Notice of Redemption") by first-class mail, postage prepaid, to each Holder of shares of APS to be redeemed and to the Auction Agent. The Corporation shall cause the Notice of Redemption to also be published in the eastern and national editions of The Wall Street Journal. The Notice of Redemption shall set forth (i) the redemption date, (ii) the amount of the redemption price, (iii) the aggregate number of shares of APS of such series to be redeemed, (iv) the place or places where shares of APS of such series are to be surrendered for payment of the redemption price, (v) a statement that dividends on the shares to be redeemed shall cease to accumulate on such redemption date (except that holders may be entitled to Additional Dividends) and (vi) the provision of these Articles Supplementary pursuant to which such shares are being redeemed. No defect in the Notice of Redemption or in the mailing or publication thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

          If the Notice of Redemption shall have been given as aforesaid and, concurrently or thereafter, the Corporation shall have deposited in trust with the Auction Agent, or segregated in an account at the Corporation's custodian bank for the benefit of the Auction Agent, Deposit Securities (with a right of substitution) having an aggregate Discounted Value (utilizing in the case of S&P an S&P Exposure Period of 3 Business Days) equal to the redemption payment for the shares of APS as to which such Notice of Redemption has been given with irrevocable instructions and authority to pay the redemption price to the Holders of such shares, then upon the date of such deposit or, if no such deposit is made, then upon such date fixed for redemption (unless the Corporation shall default in making the redemption payment), all rights of the Holders of such shares as shareholders of the Corporation by reason of the ownership of such shares will cease and terminate (except their right to receive the redemption price in respect thereof and any Additional Dividends, but without interest), and such shares shall no longer be deemed outstanding. The Corporation shall be entitled to receive, from time to time, from the Auction Agent the interest, if any, on such Deposit Securities deposited with it and the Holders of any shares so redeemed shall have no claim to any of such interest. In case the Holder of any shares so called for redemption shall not claim the redemption payment for his shares within one year after the date of redemption, the Auction Agent shall, upon demand, pay over to the Corporation such amount remaining on deposit and the Auction Agent shall thereupon be relieved of all responsibility to the Holder of such shares called for redemption and such Holder thereafter shall look only to the Corporation for the redemption payment.

          5. Voting Rights. (a) General. Except as otherwise provided in the Articles of Incorporation, each Holder of shares of APS shall be entitled to one vote for each share held on each matter submitted to a vote of stockholders of the Corporation, and the holders of outstanding shares of Preferred Stock, including APS, and of shares of Common Stock shall vote together as a single class; provided that, at any meeting of the stockholders of the Corporation held for the election of directors, the holders of outstanding shares of Preferred Stock, including APS, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, to elect two directors of the Corporation. Subject to paragraph 5(b) hereof, the holders of outstanding shares of capital stock of the Corporation, including the holders of outstanding shares of Preferred Stock, including APS, voting as a single class, shall elect the balance of the directors.

          (b) Right to Elect Majority of Board of Directors. During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of shares of capital stock of the Corporation), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect. A Voting Period shall commence:

          (i) if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of APS equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Auction Agent for the payment of such accumulated dividends; or

          (ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the directors of the Corporation under the 1940 Act. Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the Holders upon the further occurrence of any of the events described in this paragraph 5(b)

          (c) Right to Vote with Respect to Certain Other Matters. So long as any shares of APS are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of Preferred Stock Outstanding at the time, voting separately as one class: (i) authorize, create or issue any class or series of shares of capital stock ranking prior to the APS or any other series of Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, provided, however, that no vote is required to authorize the issuance of another class or series of Preferred Stock which is substantially identical in all respects to the shares of APS, if the Corporation obtains written confirmation from S&P that the issuance of any additional shares would not impair the rating then assigned by S&P to the APS; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation, whether by merger, consolidation or otherwise, so as to adversely affect any of the contract rights expressly set forth in the Articles of Incorporation of holders of shares of APS or any other Preferred Stock. So long as any shares of APS are outstanding, the Corporation may not, without the affirmative vote of the holders of at least 66-2/3% of the shares of APS outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as the Corporation is solvent and does not foresee becoming insolvent. To the extent permitted under the 1940 Act, in the event shares of more than one series of APS are outstanding, the Corporation shall not approve any of the actions set forth in clause (i) or (ii) which adversely affects the contract rights expressly set forth in the Articles of Incorporation of a Holder of shares of a series of APS differently than those of a Holder of shares of any other series of APS without the affirmative vote of the holders of at least a majority of the shares of APS of each series adversely affected and outstanding at such time (each such adversely affected series voting separately as a class). The Corporation shall notify S&P ten Business Days prior to any such vote described in clause (i) or (ii). Unless a higher percentage is provided for under the Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including APS, voting together as a single class, will be required to approve any plan of reorganization (including bankruptcy proceedings) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of shares of Preferred Stock, including APS, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including APS, voting together as a single class necessary to authorize the action in question.

          (d)  Voting Procedures.

          (i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 5(b) above, the Corporation shall call a special meeting of such holders and instruct the Auction Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Auction Agent or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting held during a Voting Period, such Holders, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 5(b) above. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

          (ii) For purposes of determining any rights of the Holders to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these Articles Supplementary, by the other provisions of the Articles of Incorporation, by statute or otherwise, a share of APS which is not Outstanding shall not be counted.

          (iii) Subject to the provisions of paragraph 5(b) hereof, the terms of office of all persons who are directors of the Corporation at the time of a special meeting of Holders and holders of other Preferred Stock to elect directors shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of directors that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent directors elected by the Holders and such other holders of Preferred Stock and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

          (iv) Simultaneously with the expiration of a Voting Period, the terms of office of the additional directors elected by the Holders and holders of other Preferred Stock pursuant to paragraph 5(b) above shall terminate, the remaining directors shall constitute the directors of the Corporation and the voting rights of the Holders and such other holders to elect additional directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b).

          (v)  Solely for purposes of the provisions of paragraphs 5 (b) and
(d) hereof, and subject to the terms thereof in accordance with the 1940 Act and Section 3-803(f) of the Maryland General Corporation Law (the "MGCL"), by resolution of its Board of Directors on August 20, 1999, the Corporation elected to be subject to Section 3-804(b) of the MGCL, which vests in the Board the power to fix the number of directors of the Corporation, to be effective upon the occurrence of the conditions giving rise to a Voting Period, notwithstanding any contrary provisions in the Corporation's Charter or Bylaws. Except as set forth above, the Corporation has not elected to be subject to the provisions of Title 3 Subtitle 8 of the MGCL.

          (e) Exclusive Remedy. Unless otherwise required by law, the Holders of shares of APS shall not have any rights or preferences other than those specifically set forth herein. The Holders of shares of APS shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends on the shares of APS, the exclusive remedy of the Holders shall be the right to vote for directors pursuant to the provisions of this paragraph 5.

          (f) Notification to S&P and Moody's. In the event a vote of Holders of APS is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Corporation shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify S&P that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify S&P of the result of such vote.

          6. 1940 Act APS Asset Coverage. The Corporation shall maintain, as of the last Business Day of each month in which any share of APS is outstanding, the 1940 Act APS Asset Coverage.

          7. APS Basic Maintenance Amount. (a) The Corporation shall maintain, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date S&P Eligible Assets having an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount. Upon any failure to maintain the required Discounted Value, the Corporation will use its best efforts to alter the composition of its portfolio to retain a Discounted Value at least equal to the APS Basic Maintenance Amount on or prior to the APS Basic Maintenance Cure Date.

          (b) On or before 5:00 p.m., New York City time, on the third Business Day after a Valuation Date on which the Corporation fails to satisfy the APS Basic Maintenance Amount, the Corporation shall complete and deliver to the Auction Agent, and S&P, a complete APS Basic Maintenance Report as of the date of such failure, which will be deemed to have been delivered to the Auction Agent if the Auction Agent receives a copy or telecopy, telex or other electronic transcription thereof and on the same day the Corporation mails to the Auction Agent for delivery on the next Business Day the complete APS Basic Maintenance Report. The Corporation will deliver an APS Basic Maintenance Report to the Auction Agent and S&P, on or before 5:00 p.m., New York City time, on the third Business Day after a Valuation Date on which the Corporation cures its failure to maintain S&P Eligible Assets, with an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount or on which the Corporation fails to maintain S&P Eligible Assets, with an aggregate Discounted Value which exceeds the APS Basic Maintenance Amount by 5% or more. The Corporation will also deliver an APS Basic Maintenance Report to the Auction Agent and S&P as of each Quarterly Valuation Date on or before the third Business Day after such date. Additionally, on or before 5:00 p.m., New York City time, on the third Business Day after the first day of a Special Dividend Period, the Corporation will deliver an APS Basic Maintenance Report to S&P and the Auction Agent. The Corporation shall also provide S&P with an APS Basic Maintenance Report when specifically requested by S&P. A failure by the Corporation to deliver an APS Basic Maintenance Report under this paragraph 7(b) shall be deemed to be delivery of an APS Basic Maintenance Report indicating the Discounted Value for S&P Eligible Assets of the Corporation is less than the APS Basic Maintenance Amount, as of the relevant Valuation Date.

          (c) Within ten Business Days after the date of delivery of an APS Basic Maintenance Report in accordance with paragraph 7(b) above relating to a Quarterly Valuation Date, the Independent Accountant will confirm in writing to the Auction Agent and S&P (i) the mathematical accuracy of the calculations reflected in such Report (and in any other APS Basic Maintenance Report, randomly selected by the Independent Accountant, that was delivered by the Corporation during the quarter ending on such Quarterly Valuation
Date), (ii) that, in such Report (and in such randomly selected Report), the Corporation correctly determined the assets of the Corporation which constitute S&P Eligible Assets at such Quarterly Valuation Date in accordance with these Articles Supplementary, (iii) that, in such Report (and in such randomly selected Report), the Corporation determined whether the Corporation had, at such Quarterly Valuation Date (and at the Valuation Date addressed in such randomly selected Report) in accordance with these Articles Supplementary, S&P Eligible Assets of an aggregate Discounted Value at least equal to the APS Basic Maintenance Amount, (iv) with respect to the S&P ratings on Municipal Obligations, the issuer name, issue size and coupon rate listed in such Report, that the Independent Accountant has requested that S&P verify such information and the Independent Accountant shall provide a listing in its letter of any differences, (v) with respect to the Moody's ratings on Municipal Obligations, the issuer name, issue size and coupon rate listed in such Report, that such information has been verified by Moody's (in the event such information is not verified by Moody's, the Independent Accountant will inquire of Moody's what such information is, and provide a listing in its letter of any differences), (vi) with respect to the bid or mean price (or such alternative permissible factor used in calculating the Market Value) provided by the custodian of the Corporation's assets to the Corporation for purposes of valuing securities in the Corporation's portfolio, the Independent Accountant has traced the price used in such Report to the bid or mean price listed in such Report as provided to the Corporation and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences) and (vii) with respect to such confirmation to Moody's, that the Corporation has satisfied the requirements of paragraph 8(b) of these Articles Supplementary (such confirmation is herein called the "Accountant's Confirmation").

          (d) Within ten Business Days after the date of delivery to the Auction Agent and S&P of an APS Basic Maintenance Report in accordance with paragraph 7(b) above relating to any Valuation Date on which the Corporation failed to maintain S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount, and relating to the APS Basic Maintenance Cure Date with respect to such failure, the Independent Accountant will provide to the Auction Agent and S&P an Accountant's Confirmation as to such APS Basic Maintenance Report.

          (e) If any Accountant's Confirmation delivered pursuant to subparagraph (c) or (d) of this paragraph 7 shows that an error was made in the APS Basic Maintenance Report for a particular Valuation Date for which such Accountant's Confirmation as required to be delivered, or shows that a lower aggregate Discounted Value for the aggregate of all S&P Eligible Assets of the Corporation was determined by the Independent Accountant, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend and deliver the APS Basic Maintenance Report to the Auction Agent and S&P promptly following receipt by the Corporation of such Accountant's Confirmation.

          (f) On or before 5:00 p.m., New York City time, on the first Business Day after the Date of Original Issue of the shares of APS, the Corporation will complete and deliver to S&P an APS Basic Maintenance Report as of the close of business on such Date of Original Issue. Within five Business Days of such Date of Original Issue, the Independent Accountant will confirm in writing to S&P (i) the mathematical accuracy of the calculations reflected in such Report and (ii) that the aggregate Discounted Value of S&P Eligible Assets reflected thereon equals or exceeds the APS Basic Maintenance Amount reflected thereon. Also, on or before 5:00 p.m., New York City time, on the first Business Day after shares of Common Stock are repurchased by the Corporation, the Corporation will complete and deliver to S&P an APS Basic Maintenance Report as of the close of business on such date that Common Stock is repurchased.

          8.   Certain Other Restrictions And Requirements.

          (a) For so long as any shares of APS are rated by S&P, the Corporation will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to the shares of APS by S&P, except that the Corporation may purchase or sell futures contracts based on the Bond Buyer Municipal Bond Index (the "Municipal Index") or United States Treasury Bonds or Notes ("Treasury Bonds") and write, purchase or sell put and call options on such contracts (collectively, "S&P Hedging Transactions"), subject to the following limitations:

          (i) the Corporation will not engage in any S&P Hedging Transaction based on the Municipal Index (other than transactions which terminate a futures contract or option held by the Corporation by the Corporation's taking an opposite position thereto ("Closing Transactions")), which would cause the Corporation at the time of such transaction to own or have sold the least of (A) more than 1,000 outstanding futures contracts based on the Municipal Index, (B) outstanding futures contracts based on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Corporation's total assets divided by $1,000 or (C) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

          (ii) the Corporation will not engage in any S&P Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Corporation at the time of such transaction to own or have sold the lesser of (A) outstanding futures contracts based on Treasury Bonds and on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Corporation's total assets divided by $100,000 ($200,000 in the case of the two-year United States Treasury Note) or (B) outstanding futures contracts based on Treasury Bonds exceeding in number 10% of the average number of daily traded futures contracts based on Treasury Bonds in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

          (iii) the Corporation will engage in Closing Transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event
(A) the Corporation does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the APS Basic Maintenance Amount on two consecutive Valuation Dates and (B) the Corporation is required to pay Variation Margin on the second such Valuation Date;

          (iv) the Corporation will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Corporation holds the securities deliverable under such terms; and

          (v) when the Corporation writes a futures contract or option thereon, it will either maintain an amount of cash, cash equivalents or high grade (rated A or better by S&P), fixed-income securities in a segregated account with the Corporation's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of or on behalf of the Corporation's broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

          For purposes of determining whether the Corporation has S&P Eligible Assets with a Discounted Value that equals or exceeds the APS Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of Initial Margin or Variation Margin shall be zero and the aggregate Discounted Value of S&P Eligible Assets shall be reduced by an amount equal to (i) 30% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on the Municipal Index which are owned by the Corporation plus (ii) 25% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Corporation.

          (b) For so long as shares of APS are rated by S&P, the Corporation will not, unless it has received written confirmation from S&P that such action would not impair the rating then assigned to shares of APS by S&P (i) borrow money except for the purpose of clearing transactions in portfolio securities (which borrowings shall under any circumstances be limited to the lesser of $10 million and an amount equal to 5% of the Market Value of the Corporation's assets at the time of such borrowings and which borrowings shall be repaid within 60 days and not be extended or renewed and shall not cause the aggregate Discounted Value of S&P Eligible Assets to be less than the APS Basic Maintenance Amount), (ii) engage in short sales of securities,
(iii) lend any securities, (iv) issue any class or series of stock ranking prior to or on a parity with the APS with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation, (v) reissue any APS previously purchased or redeemed by the Corporation, (vi) merge or consolidate into or with any other Corporation or entity, (vii) change the Pricing Service or (viii) engage in reverse repurchase agreements.

          9. Notice. All notices or communications, unless otherwise specified in these Articles Supplementary, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date seven days after which such notice is mailed.

          10.  Auction Procedures.

          (a) Certain definitions. As used in this paragraph 10, the following terms shall have the following meanings, unless the context otherwise requires:

          (i) "APS" means the shares of auction preferred stock being auctioned pursuant to this paragraph 10.

          (ii) "Auction Date" means the first Business Day preceding the first day of a Dividend Period.

          (iii) "Available APS" has the meaning specified in paragraph 10(d)(i) below.

          (iv) "Bid" has the meaning specified in paragraph 10(b)(i) below.

          (v) "Bidder" has the meaning specified in paragraph 10(b)(i) below.

          (vi) "Hold Order" has the meaning specified in paragraph 10(b)(i) below.

          (vii) "Maximum Applicable Rate" for any Dividend Period will be the Applicable Percentage of the Reference Rate. The Applicable Percentage will be determined based on (i) the credit rating assigned on such date to such shares by S&P (or if S&P shall not make such rating available, the equivalent of such rating by a Substitute Rating Agency) and (ii) whether the Corporation has provided notification to the Auction Agent prior to the Auction establishing the Applicable Rate for any dividend pursuant to paragraph 2(f) hereof that net capital gains or other taxable income will be included in such dividend on shares of APS as follows:

                              Applicable      Applicable
                            Percentage Of   Percentage Of
                            Reference Rate    Reference
            S&P Credit            -             Rate -
             Ratings       No Notification   Notification

        AA- or higher            110%           150%
        A- to A+                 125            160
        BBB- to BBB+             150            250
        Below BBB-               200            275

          The Corporation shall take all reasonable action necessary to enable S&P to provide a rating for each series of APS. If S&P shall not make such a rating available, the underwriter or its affiliates and successors, after consultation with the Corporation, shall select a nationally recognized statistical rating organization to act as a Substitute Rating Agency.

          (viii) "Order" has the meaning specified in paragraph 10(b)(i) below.

          (ix) "Sell Order" has the meaning specified in paragraph 10(b)(i) below.

          (x) "Submission Deadline" means 1:00 P.M., New York City time, on any Auction Date or such other time on any Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

          (xi) "Submitted Bid" has the meaning specified in paragraph 10(d)(i) below.

          (xii) "Submitted Hold Order" has the meaning specified in paragraph 10(d)(i) below.

          (xiii) "Submitted Order" has the meaning specified in paragraph 10(d)(i) below.

          (xiv) "Submitted Sell Order" has the meaning specified in paragraph 10(d)(i) below.

          (xv) "Sufficient Clearing Bids" has the meaning specified in paragraph 10(d)(i) below.

          (xvi) "Winning Bid Rate" has the meaning specified in paragraph 10(d)(i) below.

          (b) Orders by Beneficial Owners, Potential Beneficial Owners, Existing Holders and Potential Holders.

          (i) Unless otherwise permitted by the Corporation, Beneficial Owners and Potential Beneficial Owners may only participate in Auctions through their Broker-Dealers. Broker-Dealers will submit the Orders of their respective customers who are Beneficial Owners and Potential Beneficial Owners to the Auction Agent, designating themselves as Existing Holders in respect of shares subject to Orders submitted or deemed submitted to them by Beneficial Owners and as Potential Holders in respect of shares subject to Orders submitted to them by Potential Beneficial Owners. A Broker-Dealer may also hold shares of APS in its own account as a Beneficial Owner. A Broker-Dealer may thus submit Orders to the Auction Agent as a Beneficial Owner or a Potential Beneficial Owner and therefore participate in an Auction as an Existing Holder or Potential Holder on behalf of both itself and its customers. On or prior to the Submission Deadline on each Auction Date:

          (A) each Beneficial Owner may submit to its Broker-Dealer information as to:

               (1) the number of Outstanding shares, if any, of APS held by such Beneficial Owner which such Beneficial Owner desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

               (2) the number of Outstanding shares, if any, of APS held by such Beneficial Owner which such Beneficial Owner desires to continue to hold, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Beneficial Owner; and/or

               (3) the number of Outstanding shares, if any, of APS held by such Beneficial Owner which such Beneficial Owner offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

          (B) each Broker-Dealer, using a list of Potential Beneficial Owners that shall be maintained in good faith for the purpose of conducting a competitive Auction, shall contact Potential Beneficial Owners, including Persons that are not Beneficial Owners, on such list to determine the number of Outstanding shares, if any, of APS which each such Potential Beneficial Owner offers to purchase, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Potential Beneficial Owner.

          For the purposes hereof, the communication by a Beneficial Owner or Potential Beneficial Owner to a Broker-Dealer, or the communication by a Broker-Dealer acting for its own account to the Auction Agent, of information referred to in clause (A) or (B) of this paragraph 10(b)(i) is hereinafter referred to as an "Order" and each Beneficial Owner and each Potential Beneficial Owner placing an Order, including a Broker-Dealer acting in such capacity for its own account, is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A)(1) of this paragraph 10(b)(i) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (A)(2) or (B) of this paragraph 10(b)(i) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (A)(3) of this paragraph 10(b)(i) is hereinafter referred to as a "Sell Order." Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interests of a Beneficial Owner or Potential Beneficial Owner, whether it be its customers or itself, all discussion herein relating to the consequences of an Auction for Existing Holders and Potential Holders also applies to the underlying beneficial ownership interests represented.

          (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

               (1) the number of Outstanding shares of APS specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or (1) such number or a lesser number of Outstanding shares of APS to be determined as set forth in paragraph 10(e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

               (2) a lesser number of Outstanding shares of APS to be determined as set forth in paragraph 10(e)(ii)(C) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

          (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

               (1) the number of Outstanding shares of APS specified in such Sell Order; or

               (2) such number or a lesser number of Outstanding shares of APS to be determined as set forth in paragraph 10(e)(ii)(C) if Sufficient Clearing Bids do not exist.

          (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

               (1) the number of Outstanding shares of APS specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

               (2) such number or a lesser number of Outstanding shares of APS to be determined as set forth in paragraph 10(e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

          (c)  Submission of Orders by Broker-Dealers to Auction Agent.

          (i) Each Broker-Dealer shall submit in writing or through the Auction Agent's Auction Processing System to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer, designating itself (unless otherwise permitted by the Corporation) as an Existing Holder in respect of shares subject to Orders submitted or deemed submitted to it by Beneficial Owners and as a Potential Holder in respect of shares subject to Orders submitted to it by Potential Beneficial Owners, and specifying with respect to each Order:

          (A) the name of the Bidder placing such Order (which shall be the Broker-Dealer unless otherwise permitted by the Corporation);

          (B) the aggregate number of Outstanding shares of APS that are the subject of such Order;

          (C)  to the extent that such Bidder is an Existing Holder:

          (1) the number of Outstanding shares, if any, of APS subject to any Hold Order placed by such Existing Holder;

          (2) the number of Outstanding shares, if any, of APS subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

          (3) the number of Outstanding shares, if any, of APS subject to any Sell Order placed by such Existing Holder; and

          (D) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder's Bid.

          (ii) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

          (iii) If an Order or Orders covering all of the Outstanding shares of APS held by an Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order (in the case of an Auction relating to a Dividend Period which is not a Special Dividend Period) and a Sell Order (in the case of an Auction relating to a Special Dividend Period) to have been submitted on behalf of such Existing Holder covering the number of Outstanding shares of APS held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

          (iv) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Outstanding shares of APS held by such Existing Holder are submitted to the Auction Agent, such Order shall be considered valid as follows and in the following order of priority:

          (A) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Outstanding shares of APS held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of shares of APS subject to such Hold Orders exceeds the number of Outstanding shares of APS held by such Existing Holder, the number of shares of APS subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Outstanding shares of APS held by such Existing Holder;

          (B) any Bids submitted on behalf of such Existing Holder shall be considered valid, in the ascending order of their respective rates per annum if more than one Bid is submitted on behalf of such Existing Holder, up to and including the excess of the number of Outstanding shares of APS held by such Existing Holder over the number of shares of APS subject to any Hold Order referred to in paragraph 10(c)(iv)(A) above (and if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of shares that can be the subject of valid Bids after application of paragraph 10(c)(iv)(A) above and of the foregoing portion of this paragraph 10(c)(iv)(B) to any Bid or Bids specifying a lower rate or rates per annum, the number of shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of shares); and the number of shares, if any, subject to Bids not valid under this paragraph 10(c)(iv)(B) shall be treated as the subject of a Bid by a Potential Holder; and

          (C) any Sell Order shall be considered valid up to and including the excess of the number of Outstanding shares of APS held by such Existing Holder over the number of shares of APS subject to Hold Orders referred to in paragraph 10(c)(iv)(A) and Bids referred to in paragraph 10(c)(iv)(B); provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of shares of APS subject to such Sell Orders is greater than such excess, the number of shares of APS subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of shares of APS equal to such excess.

          (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate per annum and number of shares of APS therein specified.

          (vi) Any Order submitted by a Beneficial Owner as a Potential Beneficial Owner to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date shall be irrevocable.

          (d) Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

          (i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order") and shall determine:

          (A) the excess of the total number of Outstanding shares of APS over the number of Outstanding shares of APS that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available APS");

          (B) from the Submitted Orders whether the number of Outstanding shares of APS that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

               (1) the number of Outstanding shares of APS that are the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

               (2) the number of Outstanding shares of APS that are subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Outstanding shares of APS in clause (1) above and this clause (2) are each zero because all of the Outstanding shares of APS are the subject of Submitted Hold Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

          (C) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that if:

               (1) each Submitted Bid from Existing Holders specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the shares of APS that are the subject of such Submitted Bids, and

               (2) each Submitted Bid from Potential Holders specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the shares of APS that are the subject of such Submitted Bids, would result in the number of shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available APS.

          (ii) Promptly after the Auction Agent has made the determinations pursuant to paragraph 10(d)(i), the Auction Agent shall advise the Corporation of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

          (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Winning Bid Rate;

          (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding shares of APS are the subject of Submitted Hold Orders), that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Maximum Applicable Rate; or

          (C) if all of the Outstanding shares of APS are the subject of Submitted Hold Orders, that the Dividend Period next succeeding the Auction shall automatically be the same length as the immediately preceding Dividend Period and the Applicable Rate for the next succeeding Dividend Period shall be equal to 40% of the Reference Rate (or 60% of such rate if the Corporation has provided notification to the Auction Agent prior to the Auction establishing the Applicable Rate for any dividend pursuant to paragraph 2(f) hereof that net capital gains or other taxable income will be included in such dividend on shares of APS) on the date of the Auction.

          (e) Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares. Based on the determinations made pursuant to paragraph 10(d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

          (i) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph 10(e)(iii) and paragraph 10(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

          (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Outstanding shares of APS that are the subject of such Submitted Sell Order or Submitted Bid;

          (B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding shares of APS that are the subject of such Submitted Bid;

          (C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

          (D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding shares of APS that are the subject of such Submitted Bid, unless the number of Outstanding shares of APS subject to all such Submitted Bids shall be greater than the number of Outstanding shares of APS ("Remaining Shares") equal to the excess of the Available APS over the number of Outstanding shares of APS subject to Submitted Bids described in paragraph 10(e)(i)(B) and paragraph 10(e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Outstanding shares of APS, but only in an amount equal to the difference between (1) the number of Outstanding shares of APS then held by such Existing Holder subject to such Submitted Bid and (2) the number of shares of APS obtained by multiplying (x) the number of Remaining Shares by
(y) a fraction the numerator of which shall be the number of Outstanding shares of APS held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding shares of APS subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

          (E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Outstanding shares of APS obtained by multiplying (x) the difference between the Available APS and the number of Outstanding shares of APS subject to Submitted Bids described in paragraph 10(e)(i)(B), paragraph 10(e)(i)(C) and paragraph 10(e)(i)(D) by (y) a fraction the numerator of which shall be the number of Outstanding shares of APS subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding shares of APS subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

          (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of APS are subject to Submitted Hold Orders), subject to the provisions of paragraph 10(e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

          (A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Outstanding shares of APS that are the subject of such Submitted Bid;

          (B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Outstanding shares of APS that are the subject of such Submitted Bid; and

          (C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Outstanding shares of APS then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of shares of APS obtained by multiplying (x) the difference between the Available APS and the aggregate number of Outstanding shares of APS subject to Submitted Bids described in paragraph 10(e)(ii)(A) and paragraph 10(e)(ii)(B) by (y) a fraction the numerator of which shall be the number of Outstanding shares of APS held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding shares of APS subject to all such Submitted Bids and Submitted Sell Orders.

          (iii) If, as a result of the procedures described in paragraph 10(e)(i) or paragraph 10(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of APS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, round up or down the number of shares of APS to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Outstanding share of APS purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole share of APS.

          (iv) If, as a result of the procedures described in paragraph 10(e)(i), any Potential Holder would be entitled or required to purchase less than a whole share of APS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate shares of APS for purchase among Potential Holders so that only whole shares of APS are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any shares of APS on such Auction Date.

          (v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding shares of APS to be purchased and the aggregate number of the Outstanding shares of APS to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding shares to be purchased and such aggregate number of Outstanding shares to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding shares of APS

          (f) Miscellaneous. The Corporation may interpret the provisions of this paragraph 10 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not substantially adversely affect the rights of Beneficial Owners of APS. A Beneficial Owner or an Existing Holder (A) may sell, transfer or otherwise dispose of shares of APS only pursuant to a Bid or Sell Order in accordance with the procedures described in this paragraph 10 or to or through a Broker-Dealer, provided that in the case of all transfers other than pursuant to Auctions such Beneficial Owner or Existing Holder, its Broker-Dealer, if applicable, or its Agent Member advises the Auction Agent of such transfer and (B) except as otherwise required by law, shall have the ownership of the shares of APS held by it maintained in book entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Beneficial Owner's beneficial ownership. Neither the Corporation nor any Affiliate shall submit an Order in any Auction. Any Beneficial Owner that is an Affiliate shall not sell, transfer or otherwise dispose of shares of APS to any Person other than the Corporation. All of the Outstanding shares of APS of a series shall be represented by a single certificate registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at the Corporation's option and upon its receipt of such documents as it deems appropriate, any shares of APS may be registered in the Stock Register in the name of the Beneficial Owner thereof and such Beneficial Owner thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

          11. Securities Depository; Stock Certificates. (a) If there is a Securities Depository, one certificate for all of the shares of APS of each series shall be issued to the Securities Depository and registered in the name of the Securities Depository or its nominee. Additional certificates may be issued as necessary to represent shares of APS. All such certificates shall bear a legend to the effect that such certificates are issued subject to the provisions restricting the transfer of shares of APS contained in these Article Supplementary. Unless the Corporation shall have elected, during a Non-Payment Period, to waive this requirement, the Corporation will also issue stop-transfer instructions to the Auction Agent for the shares of APS. Except as provided in paragraph (b) below, the Securities Depository or its nominee will be the Holder, and no Beneficial Owner shall receive certificates representing its ownership interest in such shares.

          (b) If the Applicable Rate applicable to all shares of APS of a series shall be the Non-Payment Period Rate or there is no Securities Depository, the Corporation may at its option issue one or more new certificates with respect to such shares (without the legend referred to in paragraph 11(a)) registered in the names of the Beneficial Owners or their nominees and rescind the stop-transfer instructions referred to in paragraph 11(a) with respect to such shares.
          IN WITNESS WHEREOF, DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC., has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary as of the 22nd day of September, 1999, and its Vice President acknowledges that these Articles Supplementary are the act and deed of Dreyfus Strategic Municipal Bond Fund, Inc., and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of her knowledge, information and belief.



                              DREYFUS STRATEGIC MUNICIPAL
                               BOND FUND, INC.



                              By:______________________________
                                Stephanie D. Pierce
                                Vice President, Assistant Secretary and
                                 Assistant Treasurer



WITNESS:




_______________________
_______________________
Assistant Secretary





                                   BY-LAWS

                                     OF

                 DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

                          (A Maryland Corporation)

                                 ___________


                                 ARTICLE II


                                STOCKHOLDERS


          1. CERTIFICATES REPRESENTING STOCK. Certificates representing shares of stock shall set forth thereon the statements prescribed by
Section 2-211 of the Maryland General Corporation Law ("General Corporation Law") and by any other applicable provision of law and shall be signed by the Chairman of the Board or the President or a Vice President and countersigned by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the corporate seal. The signatures of any such officers may be either manual or facsimile signatures and the corporate seal may be either facsimile or any other form of seal. In case any such officer who has signed manually or by facsimile any such certificate ceases to be such officer before the certificate is issued, it nevertheless may be issued by the corporation with the same effect as if the officer had not ceased to be such officer as of the date of its issue.

          No certificate representing shares of stock shall be issued for any share of stock until such share is fully paid, except as otherwise authorized in Section 2-206 of the General Corporation Law.

          The corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require, in its discretion, the owner of any such certificate or the owner's legal representative to give bond, with sufficient surety, to the corporation to indemnify it against any loss or claim that may arise by reason of the issuance of a new certificate.

          2. SHARE TRANSFERS. Upon compliance with provisions restricting the transferability of shares of stock, if any, transfers of shares of stock of the corporation shall be made only on the stock transfer books of the corporation by the record holder thereof or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

          3. RECORD DATE FOR STOCKHOLDERS. The Board of Directors may fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any rights or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall be not more than 90 days, and in case of a meeting of stockholders not less than 10 days, prior to the date on which the meeting or particular action requiring such determination of stockholders is to be held or taken. In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not to exceed 20 days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of, or to vote at, a meeting of stockholders, such books shall be closed for at least 10 days immediately preceding such meeting. If no record date is fixed and the stock transfer books are not closed for the determination of stockholders: (1) The record date for the determination of stockholders entitled to notice of, or to vote at, a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the day 30 days before the meeting, whichever is the closer date to the meeting; and (2) The record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any rights shall be at the close of business on the day on which the resolution of the Board of Directors declaring the dividend or allotment of rights is adopted, provided that the payment or allotment date shall not be more than 60 days after the date on which the resolution is adopted.

          4. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock and said reference also is intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class or series upon which or upon whom the Charter confers such rights where there are two or more classes or series of shares or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the Charter may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder.

          5.   STOCKHOLDER MEETINGS.

               TIME. The annual meeting of stockholders shall be held on the date fixed, from time to time, by the directors, within the thirty-one day period commencing with the first day of June (or if said day be a legal holiday, then on the next succeeding day not a legal holiday), for the election of directors and the transaction of any business within the powers of the corporation. Special meetings shall be held on the date or dates fixed by the directors.

               PLACE. Annual meetings and special meetings shall be held at such place, either within the State of Maryland or at such other place within the United States as the directors from time to time may fix.

               NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER OF NOTICE. Written or printed notice of all meetings shall be given by the Secretary and shall state the time and place of the meeting. The notice of a special meeting shall state in all instances the purpose or purposes for which the meeting is called. Written or printed notice of any meeting shall be given to each stockholder either by mail or by presenting it to the stockholder personally or by leaving it at his or her residence or usual place of business not less than ten days and not more than 90 days before the date of the meeting, unless any provisions of the General Corporation Law shall prescribe a different elapsed period of time, to each stockholder at his or her address appearing on the books of the corporation or the address supplied by the stockholder for the purpose of notice. If mailed, notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at his or her post office address as it appears on the records of the corporation with postage thereon prepaid. Whenever any notice of the time, place or purpose of any meeting of stockholders is required to be given under the provisions of these by-laws or of the General Corporation Law, a waiver thereof in writing, signed by the stockholder and filed with the records of the meeting, whether before or after the holding thereof, or actual attendance or representation at the meeting shall be deemed equivalent to the giving of such notice to such stockholder. The foregoing requirements of notice also shall apply, whenever the corporation shall have any class of stock which is not entitled to vote, to holders of stock who are not entitled to vote at the meeting, but who are entitled to notice thereof and to dissent from any action taken thereat.

               STATEMENT OF AFFAIRS. The President of the corporation or, if the Board of Directors shall determine otherwise, some other executive officer thereof, shall prepare or cause to be prepared annually a full and correct statement of the affairs of the corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year, which shall be submitted at the annual meeting and filed within 20 days thereafter at the principal office of the corporation in the State of Maryland.

               QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes thereat shall constitute a quorum. In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without notice other than by announcement, may adjourn the meeting from time to time, but not for a period exceeding 120 days after the original record date until a quorum shall attend.

               ADJOURNED MEETINGS. A meeting of stockholders convened on the date for which it was called (including one adjourned to achieve a quorum as provided in the paragraph above) may be adjourned from time to time without further notice to a date not more than 120 days after the original record date, and any business may be transacted at any adjourned meeting which could have been transacted at the meeting as originally called.

               CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting: the President, the Chairman of the Board, a Vice President or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the corporation or, in his or her absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the chairman of the meeting shall appoint a secretary of the meeting.

               PROXY REPRESENTATION. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether for the purposes of determining the stockholder's presence at a meeting, or whether by waiving notice of any meeting, voting or participating at a meeting, expressing consent or dissent without a meeting or otherwise. Every proxy shall be executed in writing by the stockholder or by his or her duly authorized attorney-in-fact or be in such other form as may be permitted by the Maryland General Corporation Law, including documents conveyed by electronic transmission and filed with the Secretary of the corporation. A copy, facsimile transmission or other reproduction of the writing or transmission may be substituted for the original writing or transmission for any purpose for which the original transmission could be used. No unrevoked proxy shall be valid after 11 months from the date of its execution, unless a longer time is expressly provided therein. The placing of a stockholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such stockholder shall constitute execution of such proxy by or on behalf of such stockholder.

               INSPECTORS OF ELECTION. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting or any stockholder, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.

               VOTING. Each share of stock shall entitle the holder thereof to one vote, except in the election of directors, at which each said vote may be cast for as many persons as there are directors to be elected. Except for election of directors, a majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter which may come before a meeting, unless more than a majority of votes cast is required by the corporation's Articles of Incorporation. A plurality of all the votes cast at a meeting at which a quorum is present shall be sufficient to elect a director.

          6. INFORMAL ACTION. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by all the stockholders entitled to vote on the subject matter thereof and any other stockholders entitled to notice of a meeting of stockholders (but not to vote thereat) have waived in writing any rights which they may have to dissent from such action and such consent and waiver are filed with the records of the corporation.



                                 ARTICLE III

                             BOARD OF DIRECTORS


          1. FUNCTIONS AND DEFINITION. The business and affairs of the corporation shall be managed under the direction of a Board of Directors. The use of the phrase "entire board" herein refers to the total number of directors which the corporation would have if there were no vacancies.

          2. QUALIFICATIONS AND NUMBER. Each director shall be a natural person of full age. A director need not be a stockholder, a citizen of the United States or a resident of the State of Maryland. The initial Board of Directors shall consist of one person. Thereafter, the number of directors constituting the entire board shall never be less than three or the number of stockholders, whichever is less. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that the number thereof shall never be less than three or the number of stockholders, whichever is less, nor more than twelve and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.

          3. ELECTION AND TERM. The first Board of Directors shall consist of the director named in the Articles of Incorporation and shall hold office until the first annual meeting of stockholders or until his successor has been elected and qualified. Beginning with the first annual meeting of stockholders held after the initial public offering of the shares of the corporation (the "initial annual meeting"), the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. At the initial annual meeting, directors of the first class shall be deemed to have been elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be deemed to have been elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be deemed to have been elected to hold office for a term expiring at the third succeeding annual meeting. In the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors, newly created directorships and any vacancies in the Board of Directors, other than vacancies resulting from the removal of directors by the stockholders, may be filled by the Board of Directors.
Newly created directorships filled by the Board of Directors shall be by action of a majority of the entire Board of Directors. All other vacancies to be filled by the Board of Directors may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum thereof. Any director elected by the stockholders of the corporation to fill a vacancy shall be in the same class and have the same remaining term as that of the predecessor. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor is elected and qualifies. No decrease in the number of directors shall shorten the term of any incumbent director.

          4.   MEETINGS.

               TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors conveniently may assemble.

               PLACE. Meetings shall be held at such place within or without the State of Maryland as shall be fixed by the Board.

               CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the President or of a majority of the directors in office.

               NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. Whenever any notice of the time, place or purpose of any meeting of directors or any committee thereof is required to be given under the provisions of the General Corporation Law or of these by-laws, a waiver thereof in writing, signed by the director or committee member entitled to such notice and filed with the records of the meeting, whether before or after the holding thereof, or actual attendance at the meeting shall be deemed equivalent to the giving of such notice to such director or such committee member.

               QUORUM AND ACTION. A majority of the entire Board of Directors shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided such majority shall constitute at least one-third of the entire Board and, in no event, less than two directors. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as otherwise specifically provided by the Articles of Incorporation, the General Corporation Law or these by-laws, the action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors.

               CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, or the President or any other director chosen by the Board, shall preside at all meetings.

          5. REMOVAL OF DIRECTORS. Any or all of the directors may be removed for cause or without cause by the stockholders, who may elect a successor or successors to fill any resulting vacancy or vacancies for the unexpired term of the removed director or directors.

          6. COMMITTEES. The Board of Directors may appoint from among its members an Executive Committee and other committees composed of one or more directors and may delegate to such committee or committees, in the intervals between meetings of the Board of Directors, any or all of the powers of the Board of Directors in the management of the business and affairs of the corporation to the extent permitted by law. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in the place of such absent member.

          7. INFORMAL ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Directors or any such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board or any such committee.

          Members of the Board of Directors or any committee designated thereby may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.


                                 ARTICLE IV

                                  OFFICERS


          The corporation may have a Chairman of the Board and shall have a President, a Secretary and a Treasurer, who shall be elected by the Board of Directors, and may have such other officers, assistant officers and agents as the Board of Directors shall authorize from time to time. Any two or more offices, except those of President and Vice President, may be held by the same person, but no person shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law to be executed, acknowledged or verified by two or more officers.

          Any officer or agent may be removed by the Board of Directors whenever, in its judgment, the best interests of the corporation will be served thereby.

                                  ARTICLE V

              PRINCIPAL OFFICE - RESIDENT AGENT - STOCK LEDGER


          The address of the principal office of the corporation in the State of Maryland prescribed by the General Corporation Law is 300 East Lombard Street, c/o The Corporation Trust Incorporated, Baltimore, Maryland 21202. The name and address of the resident agent in the State of Maryland prescribed by the General Corporation Law are: The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

          The corporation shall maintain, at its principal office in the State of Maryland prescribed by the General Corporation Law or at the business office or an agency of the corporation, an original or duplicate stock ledger containing the names and addresses of all stockholders and the number of shares of each class held by each stockholder. Such stock ledger may be in written form or any other form capable of being converted into written form within a reasonable time for visual inspection.

          The corporation shall keep at said principal office in the State of Maryland the original or a certified copy of the by-laws, including all amendments thereto, and shall duly file thereat the annual statement of affairs of the corporation prescribed by Section 2-313 of the General Corporation Law.


                                 ARTICLE VI

                               CORPORATE SEAL


          The corporate seal shall have inscribed thereon the name of the corporation and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine or the law require.


                                 ARTICLE VII

                                 FISCAL YEAR


          The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.


                                ARTICLE VIII

                            CONTROL OVER BY-LAWS

          The power to make, alter, amend and repeal the by-laws is vested exclusively in the Board of Directors of the corporation.


                                 ARTICLE IX

                               INDEMNIFICATION


          1. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The corporation shall indemnify its directors to the fullest extent that indemnification of directors is permitted by the law. The corporation shall indemnify its officers to the same extent as its directors and to such further extent as is consistent with law. The corporation shall indemnify its directors and officers who while serving as directors or officers also serve at the request of the corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan to the same extent as its directors and, in the case of officers, to such further extent as is consistent with law. The indemnification and other rights provided by this Article shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
This Article shall not protect any such person against any liability to the corporation or any stockholder thereof to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office ("disabling conduct").

          2. ADVANCES. Any current or former director or officer of the corporation seeking indemnification within the scope of this Article shall be entitled to advances from the corporation for payment of the reasonable expenses incurred by him in connection with the matter as to which he is seeking indemnification in the manner and to the fullest extent permissible under the General Corporation Law. The person seeking indemnification shall provide to the corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met:
(a) the person seeking indemnification shall provide a security in form and amount acceptable to the corporation for his or her undertaking; (b) the corporation is insured against losses arising by reason of the advance; or
(c) a majority of a quorum of directors of the corporation who are neither "interested persons" as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor parties to the proceeding ("disinterested non-party directors"), or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the corporation at the time the advance is proposed to be made, that there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

          3. PROCEDURE. At the request of any person claiming indemnification under this Article, the Board of Directors shall determine, or cause to be determined, in a manner consistent with the General Corporation Law, whether the standards required by this Article have been met. Indemnification shall be made only following: (a) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of disabling conduct or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct by (i) the vote of a majority of a quorum of disinterested non-party directors or (ii) an independent legal counsel in a written opinion.

          4. INDEMNIFICATION OF EMPLOYEES AND AGENTS. Employees and agents who are not officers or directors of the corporation may be indemnified, and reasonable expenses may be advanced to such employees or agents, as may be provided by action of the Board of Directors or by contract, subject to any limitations imposed by the Investment Company Act of 1940, as amended.

          5. OTHER RIGHTS. The Board of Directors may make further provision consistent with law for indemnification and advance of expenses to directors, officers, employees and agents by resolution, agreement or otherwise. The indemnification provided by this Article shall not be deemed exclusive of any other right, with respect to indemnification or otherwise, to which those seeking indemnification may be entitled under any insurance or other agreement or resolution of stockholders or disinterested non-party directors or otherwise.

          6. AMENDMENTS. References in this Article are to the General Corporation Law and to the Investment Company Act of 1940 as from time to time amended. No amendment of the by-laws shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.



Dated:    September 26, 1989
Amended:  August 20, 1999